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EXHIBIT 4.1


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                          VION PHARMACEUTICALS, INC.

            CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS OF

                      CLASS A CONVERTIBLE PREFERRED STOCK

            Pursuant to Section 151 of the General Corporation Law
                           of the State of Delaware


                  VION PHARMACEUTICALS, INC., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), does hereby certify that, pursuant to the authority conferred on the Board of Directors of the Corporation by the Certificate of Incorporation of the Corporation and in accordance with Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation adopted the following resolution establishing a series of 3,500,000 shares of Preferred Stock of the Corporation designated as "Class A Convertible Preferred Stock":

                  RESOLVED, that pursuant to the authority conferred on the Board of Directors of this Corporation by the Certificate of Incorporation, as amended, a series of Preferred Stock, par value $.01 per share, of the Corporation is hereby established and created, and that the designation and number of shares thereof and the voting and other powers, preferences and relative, participating, optional or other rights of the shares of such series and the qualifications, limitations and restrictions thereof are as follows:

                      Class A Convertible Preferred Stock

                  Section 1. Designation and Amount. The shares of such series shall be designated as "Class A Convertible Preferred Stock" and the number of shares constituting such series shall be 3,500,000.

                  Section 2. Issuance of Additional Shares. The number of authorized shares of the Class A Preferred Stock may be reduced or eliminated by the Board of Directors of the Corporation or a duly-authorized committee thereof in compliance with the General Corporation Law of the State of Delaware stating that such reduction has been authorized, but the number of authorized shares of Class A Preferred Stock shall not, except as contemplated in Section 10(c) be increased nor shall it be decreased to be less than the then outstanding shares of Class A Preferred Stock.

                  Section 3. Certain Definitions.  For purposes hereof

the following definitions shall apply:


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                  "Board" shall mean the Board of Directors of the
Corporation.

                  "Business Day" shall mean any day excluding Saturday, Sunday and any day which shall be in the State of New York a legal holiday or a day on which banking institutions in the State of New York are authorized by law to close.

                  "Common Stock" shall mean the Common Stock, par value $.01 per share, of the Corporation.

                  "Corporation" shall mean Vion Pharmaceuticals, Inc., a Delaware corporation.

                  "Dividend Payment Date" shall have the meaning assigned to such term in Section 4(a)(i) hereof.

                  "Fair Value" shall have the meaning assigned to such term in
Section 9(j) hereof.

                  "Issuance Date" shall mean the date of original issuance of the Class A Preferred Stock.

                  "Junior Stock" shall mean the Common Stock and any shares of Preferred Stock of any series or class of the Corporation, whether presently outstanding or hereafter issued, which are by their terms expressly made junior to the shares of Class A Preferred Stock at the time outstanding as to the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the Corporation and are not subject to mandatory redemption or repurchase prior to the date on which no shares of Class A Preferred Stock are outstanding.

                  "Majority of the Class A Preferred Stock" shall mean more than 50% of the outstanding shares of Class A Preferred Stock.

                  "Preferred Stock" shall mean the unclassified Preferred Stock, par value $.01 per share, of the Corporation.

                  "Record Date" shall have the meaning assigned to such term in Section (4)(a)(i) hereof.

                  "Redemption Date" shall have the meaning assigned to such term in Section 7(b) hereof.

                  "Redemption Price" shall have the meaning assigned to such term in Section 7(c) hereof.

                  "Redemption Notice" shall have the meaning assigned to such term in Section 7(d) hereof.


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                  "Class A Conversion Ratio" shall have the meaning assigned to such term in Section 9(b) hereof.

                  "Class A Preferred Stock" shall mean the Class A Preferred Stock, par value $.01 per share, of the Corporation.

                  "Special Dividend Date" shall have the meaning assigned to such term in Section 4(a)(ii) hereof.

                  "Subsidiary" shall mean any corporation, limited liability company or other entity, a majority of the voting stock or interest of which is, at the time as of which any determination is being made, owned by the Corporation either directly or through one or more Subsidiaries.

                  "Voting Stock" shall mean any shares having general voting power in electing the Board (irrespective of whether or not at the time stock of any other class or classes has or might have voting power by reason of the occurrence of any contingency). The Common Stock and the Class A Preferred
Stock are Voting Stock.

                  Section 4.  Dividends.

                  (a) Dividends and Distributions. (i) The holders of the outstanding Class A Preferred Stock shall be entitled to receive semi-annual dividends, on a cumulative basis, equal to five percent (5%) (on a per annum basis) of the Class A Preferred Stock held by such holder, payable, in arrears, in additional shares of Class A Preferred Stock. Upon the Dividend Payment Date, to the extent permitted by applicable law, the holder shall be deemed to be the holder of record of the shares of Class A Preferred Stock issuable upon each such semi-annual dividend, notwithstanding that the transfer books of the Company shall then be closed or certificates representing such Class A Preferred Stock shall not then have been actually delivered to the holder. Each such dividend described above shall be payable on or about the first day of April and October in each year as fixed by the Board, or such other dates as are fixed by the Board (each a "Dividend Payment Date"), to the holders of record of Class A Preferred Stock at the close of business on or about the 15th day of the month next preceding such first day of April or October, as the case may be, as fixed by the Board (each a "Record Date"). Such dividends shall become payable beginning on the first Dividend Payment Date for which the Record Date is subsequent to the Issuance Date. Dividends payable for any partial dividend period shall be computed on the basis of the actual days elapsed in such period.

                           (ii)     In the event that on the date that is
twenty-four (24) months after the Issuance Date (the "Special Dividend Date"), the average closing bid price of the Common Stock for the thirty (30) consecutive trading days immediately preceding the



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Special Dividend Date (the "Subsequent Trading Price") is less than 100% of the then applicable Conversion Price, then the Company shall pay a one time dividend of Class A Preferred Stock for each share of Class A Preferred Stock outstanding equal to the lesser of (a) one share of Class A Preferred Stock or (b)(x) one share of Class A Preferred Stock multiplied by (y) the then applicable Conversion Price divided by the Subsequent Trading Price, minus one; provided, however, that the Company shall have the option of delaying the Special Dividend Date for up to 60 days at its sole discretion and the dividend calculation shall be made as if such date were the Special Dividend Date.

                           (iii)      If the Corporation calls the Class
A Preferred Stock for redemption at any time prior to three (3) years from the Issuance Date, the Corporation will pay a one time dividend payable in shares of Class A Preferred Stock equal to fifteen percent (15%) of the Class A Preferred Stock held by such holder which shall be in addition to any cumulative dividends described in subparagraph (i) hereof and any Special Dividend described in subparagraph (ii) hereof. Prior to the Redemption Date, the holder will be entitled to convert such shares of Class A Preferred Stock issuable pursuant to this Section 4(a)(iii).

                  (b) To the extent the amount of any dividend payable to any holder of Class A Preferred Stock does not equal an integral multiple of one share of Class A Preferred Stock, such fractional share shall be rounded up to the next whole integral number of shares.

                  (c) Subject to the prior and superior rights of the holders of any shares of any series or class of capital stock ranking prior and superior to the shares of Class A Preferred Stock with respect to dividends, the holders of shares of Class A Preferred Stock shall be entitled to receive, as, when and if declared by the Board of the Corporation, out of assets legally available for that purpose, dividends or distributions in cash, stock or otherwise.

                  (d) If and when the Corporation shall declare any dividend or distribution on the Common Stock (other than a stock dividend), the Corporation shall, concurrently with the declaration of such dividend or distribution on the Common Stock, declare a like dividend or distribution, as the case may be, on the Class A Preferred Stock in an amount per share equal to (x) the amount of the dividend or distribution per share of Common Stock multiplied by (y) the number of shares of Common Stock into which one share of Class A Preferred Stock is then convertible.

                  (e) Any dividend or distribution payable to the holders of the Class A Preferred Stock pursuant to this Section 4(d) shall be paid to such holders at the same time as the dividend or distribution on the Common Stock by which it is measured is paid.


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                  (f) All dividends or distributions declared upon the Class A
Preferred Stock shall be declared pro rata per share.

                  Section 5. Liquidation Rights of Class A Preferred Stock. In the event of a liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (a "Liquidation Event"), after payment or provision for payment of debts and other liabilities of the Corporation, the holders of the Class A Preferred Stock then outstanding shall first be enti-tled to be paid out of the assets of the Corporation available for distribution to its shareholders, whether such assets are capital, surplus, or earnings, before any payment or declaration and setting apart for payment of any amount shall be made in respect of Junior Stock, an amount equal to $10.00 per share of Class A Preferred Stock plus an amount equal to all declared and unpaid dividends thereon (subject to appropriate adjustment to reflect any stock split, combination, reclassification or reorganization of the Class A Preferred Stock). Following payment in full of the full preferential amounts set forth in the immediately preceding sentence, the holders of the Class A Preferred Stock shall not be entitled to any further distribution in the event of a Liquidation Event. If upon any Liquidation Event, whether voluntary or involuntary, the assets to be distributed to the holders of the Class A Preferred Stock shall be insufficient to permit the payment to such shareholders of the full preferential amounts aforesaid, then all of the assets of the Corporation to be distributed shall be so distributed ratably to the holders of the Class A Preferred Stock on the basis of the number of shares of Class A Preferred Stock held. All shares of Class A Preferred Stock shall rank as to payment upon the occurrence of any Liquidation Event above senior to the Common Stock as provided herein and, unless the terms of such series shall provide otherwise, senior to all other series of the Corporation's preferred stock.

                  Section 6.  Merger, Consolidation.

                  (a) At any time, in the event of:

                           (1)  any consolidation or merger of the
Corporation with or into any other corporation or other entity, or any other corporate reorganization or transaction or series of related transactions by the Corporation in which in excess of 50% of the Corporation's voting power is transferred, or

                           (2) a sale or other disposition of all or
substantially all of the assets of the Corporation (any such event in (1) or (2) a "Merger Event"), then:

                           in the case of a Merger Event, the holders of the
Class A Preferred Stock shall receive for each share of Class A Preferred Stock in cash or in securities (including, without limitation, debt securities) received from the acquiring




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corporation or other entity or person, or a combination thereof, at the closing of any such transaction, an amount equal to $10.00 (subject to appropriate adjustment to reflect any stock split, combination, reclassification or reorganization of Class A Preferred Stock) plus an amount equal to all declared and unpaid dividends on such shares; and

                  Such payments shall be made with respect to the Class A Preferred Stock by (i) redemption or purchase of such shares by the Corporation or (ii) purchase or acquisition of such shares by the surviving or acquiring corporation, entity or person immediately upon consummation of the Merger Event. Before any payment or distribution is made to the holders of the Junior Stock, the full preferential amounts stated in this subsection 6(a)(2) shall first be paid to the holders of the Class A Preferred Stock. In the event the full amount of such payment is not paid to the holders of the Class A Preferred Stock upon or immediately prior to such transaction in accordance herewith, then all cash and securities (including, without limitation, debt securities) to be distributed in respect of the proposed transaction shall be distributed ratably among the holders of the Class A Preferred Stock.

                  (b) Any securities or other property to be delivered to the holders of the Class A Preferred Stock or Common Stock pursuant to Section 6(a) hereof above shall be valued as follows:

                           (1) (A) If traded on a securities exchange or
quoted on the Nasdaq National Market System, the value shall be deemed to be the average of the closing prices of the securities on such exchange or market over the 30-day period ending three (3) days prior to the closing;

                                    (B) If actively traded over-the-counter, the
value shall be deemed to be the average of the closing bid prices over the 30-day period ending three (3) days prior to the closing; and

                                    (C) If there is no active public market, the
value shall be the fair market value thereof, as determined in good faith by the Corporation's Board.

                           (2)  All other securities or other property shall
be valued at the fair market value thereof, as determined in good faith by the Corporation's Board.

                  (c) In the event the requirements of Section 6(a) hereof are not complied with, the Corporation shall forthwith either:

                           (1) Cause such Merger Event to be postponed until
such time as the requirements of this Section 6 have been complied with; or




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                           (2)  Cancel such Merger Event, in which event the
rights, preferences and privileges of the holders of the Class A Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in
Section 6(d) hereof.

                  (d) The Corporation shall give each holder of record of Class A Preferred Stock written notice of such impending transaction not later than thirty (30) days prior to the shareholders' meeting called to approve such transaction, or thirty (30) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 6, and the Corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than thirty (30) days after the Corporation has given the first notice provided for herein or sooner than ten (10) days after the Corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of a Majority of the Class A Preferred Stock.

                  (e) The provisions of this Section 6 are in addition to the protective provisions of Section 10 hereof.

                  (f) A consolidation or merger of the Corporation with or into another corporation, other than in a transaction described in this Section 6, shall not be considered a Merger Event and accordingly the Corporation shall make appropriate provision to ensure that the terms of this Certificate of Designations survive such transaction.

                  Section 7.  Redemption.

                  (a) Restriction on Redemption and Purchase. Except as expressly provided in this Section 7, the Corporation shall not have the right to purchase, call, redeem or otherwise acquire for value any or all of the Class A Preferred Stock.

                  (b) Optional Redemption. At any time, beginning six (6) months after the Issuance Date, the Corporation may, at its option, redeem for cash the Class A Preferred Stock in whole, but not in part, at the Redemption Price hereinafter specified, in the event that the closing bid price of the Corporation's Common Stock for twenty (20) trading days in any thirty trading
(30) day period, exceeds [insert price which is 150% of the closing bid price on the Issuance Date]. The Corporation shall not redeem Class A Preferred Stock or give notice of any redemption unless the Corporation has sufficient and lawful funds to redeem all of the then outstanding Class A Preferred Stock. The date on which the Class A Preferred Stock is to be redeemed pursuant to this





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Section 7(b) is herein called the "Redemption Date." If the Corporation redeems the Class A Preferred Stock at any time prior to three (3) years from the Issuance Date, the Corporation will pay an additional dividend pursuant to
Section 4(a)(iii).

                  The "closing bid price" for each trading day shall be the reported closing bid price on the NASDAQ Small-Cap Market or the NASDAQ National Market System (collectively referred to as, "NASDAQ") or, if the Common Stock is not quoted on NASDAQ, on the principal national securities exchange on which the Common Stock is listed or admitted to trading (based on the aggregate dollar value of all securities listed or admitted to trading) or, if not listed or admitted to trading on any national securities exchange or quoted on NASDAQ, the closing bid price in the over-the-counter market as furnished by any NASD member firm selected from time to time by the Corporation for that purpose, or, if such prices are not available, the fair market value set by, or in a manner established by, the Board of the Corporation in good faith. "Trading day" shall mean a day on which the national securities exchange or NASDAQ used to determine the closing bid price is open for the transaction of business or the reporting of trades or, if the closing bid price is not so determined, a day on which NASDAQ is open for the transaction of business.

                  (c) Redemption Price. The Redemption Price of the Class A Preferred Stock (the "Redemption Price") shall be an amount per share equal to $10.00 (subject to appropriate adjustment to reflect any stock split, combination, reclassification or reorganization of the Class A Preferred Stock) plus all declared and unpaid dividends thereon, to and including the Redemption Date.

                  (d) Redemption Notice. The Corporation shall, not less than thirty (30) days nor more than sixty (60) days prior to the Redemption Date, give written notice ("Redemption Notice") to each holder of record of Class A Preferred Stock to be redeemed.
The Redemption Notice shall state:

                           (1) that all of the outstanding shares of Class A
                  Preferred Stock are to be redeemed and the total number of shares being redeemed;

                           (2)  the number of shares of Class A
                  Preferred Stock held by the holder which the Corporation intends to redeem;

                           (3)  the Redemption Date and Redemption
                  Price;

                           (4) that the holder's right to convert the Class A
                  Preferred Stock into shares of the Common Stock as provided in
                  Section 9

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                  hereof will terminate on the Redemption Date;
                  and

                           (5) the time, place and manner in which the holder is
                  to surrender to the Corporation the certificate or certificates representing the shares of Class A Preferred Stock to be redeemed.

                  (e) Payment of Redemption Price and Surrender of Stock. On the Redemption Date, the Redemption Price of the Class A Preferred Stock scheduled to be redeemed or called for redemption shall be payable to the holders of the Class A Preferred Stock. On or before 5:00 p.m. New York City time on the Redemption Date, each holder of Class A Preferred Stock to be redeemed, unless the holder has exercised his right to convert the shares as provided in Section 9 hereof, shall surrender the certificate or certificates representing such shares to the Corporation, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price for such shares shall be payable to the order of the person or entity whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be cancelled and retired.

                  (f) Termination of Rights. If the Redemption Notice is duly given, and, if at least ten (10) days prior to the Redemption Date, the Redemption Price is either paid or made available for payment through the arrangement specified in subsection (g) below, then notwithstanding that the certificates evidencing any of the shares of Class A Preferred Stock so called or scheduled for redemption have not been surrendered, all rights with respect to such shares shall forthwith after the Redemption Date cease and terminate, except only (i) the right of the holders to receive the Redemption Price without interest upon surrender of their certificates therefor or (ii) the right to receive shares of Common Stock upon exercise of the conversion rights provided in Section 9 hereof on or before the Redemption Date.

                  (g) Deposit of Funds. At least ten (10) days prior to the Redemption Date, the Corporation shall deposit with any bank or trust company in New York, New York, a sum equal to the aggregate Redemption Price of all shares of the Class A Preferred Stock scheduled to be redeemed or called for redemption and not yet redeemed, with irrevocable instructions and authority to the bank or trust company to pay, on or after the Redemption Date, the Redemption Price to the respective holders upon the surrender of their share certificates. The deposit shall constitute full payment for the shares of Class A Preferred Stock to the holders thereof, and from and after the date of such deposit (even if prior to the Redemption Date), the shares of Class A Preferred Stock shall be deemed to be redeemed and no longer outstanding,





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and the holders thereof shall cease to be shareholders with respect to such shares of Class A Preferred Stock and shall have no rights with respect thereto, except the right to receive from the bank or trust company payment of the Redemption Price of the shares of Class A Preferred Stock, without interest, upon surrender of their certificates therefor or the right to convert such shares of Class A Preferred Stock into shares of Common Stock as provided in
Section 9 hereof. Any monies so deposited and unclaimed at the end of one year from the Redemption Date shall be released or repaid to the Corporation, after which time the holders of shares of Class A Preferred Stock called for redemption shall be entitled to receive payment of the Redemption Price only from the Corporation.

                  Section 8.  Voting Rights.

                  (a) Class A Preferred Stock. Each holder of shares of Class A Preferred Stock shall be entitled to vote on all matters and, except as otherwise expressly provided herein, shall be entitled to the number of votes equal to the largest number of full shares of Common Stock into which the shares of Class A Preferred Stock of such holder could be converted, pursuant to the provisions of Section 9 hereof, at the record date for the determination of the shareholders entitled to vote on such matters.

                  (b) Voting Together. Except as otherwise expressly provided herein or as required by law, the holders of Class A Preferred Stock and Common Stock shall vote together and not as separate classes.

                  (c) Amendment of Conversion Terms of Class A Preferred Stock. Without the approval by the holders of a Majority of the Class A Preferred Stock, the Corporation will not (i) change by amendment the Restated Certificate of Incorporation of the Corporation or the terms and provisions of the Class A Preferred Stock which adversely affects the rights and preferences of the holders of the Class A Preferred Stock nor (ii) authorize the issuance of capital stock ranking senior to the Class A Preferred Stock.

                  Section 9.  Conversion.  The holders of Class A
Preferred Stock shall have the following conversion rights:

                  (a) Right to Convert. The shares of Class A Convertible Preferred Stock shall be convertible, in whole or in part, at the option of the holder thereof and upon notice to the Corporation at any time prior to the Redemption Date, into fully paid and nonassessable shares of Common Stock and such other securities and property as hereinafter provided.

                  (b) Class A Conversion Price. The shares of Class A Convertible Preferred Stock shall be convertible initially at the





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ratio of 2.777777 shares of Common Stock for each full share of Class A

Convertible Preferred Stock and shall be subject to adjustment as provided herein (the "Class A Conversion Ratio"). The initial conversion price per share of Common Stock is $3.60 and shall be subject to adjustment as provided herein (the "Conversion Price"). For purposes of this resolution, the "Class A Conversion Ratio" applicable to a share of Class A Convertible Preferred Stock shall be the number of shares of Common Stock and number or amount of any other securities and property as hereinafter provided into which a share of Class A Preferred Stock is then convertible and shall be determined by dividing the then existing Conversion Price into $10.00.

                  (c) Mechanics of Conversion. Each holder of Class A Preferred Stock that desires to convert its shares of Class A Preferred Stock into shares of Common Stock shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Class A Preferred Stock or Common Stock, and shall give written notice to the Corporation at such office that such holder elects to convert the same and shall state therein the number of shares of Class A Preferred Stock being converted. Thereupon the Corporation shall promptly issue and deliver to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the certificate or certificates representing the shares of Class A Preferred Stock to be converted, and the person or entity entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date. In the event that a notice to convert is given following a notice of a Merger Transaction, Liquidation Event or a Redemption but prior to the consummation of one of the foregoing events and such event is not consummated, the conversion shall, at the option of the holder of the Class A Preferred Stock who tendered for conversion, be voidable and such holder shall have the right to maintain ownership of the shares of Class A Preferred Stock tendered for conversion, provided that the holder shall have notified the Corporation accordingly within sixty (60) days after such failure to consummate the event.

                  (d) Adjustment for Stock Splits and Combinations. If the Corporation at any time or from time to time after the Iss-uance Date effects a subdivision of the outstanding Common Stock, the Class A Conversion Ratio then in effect immediately before that subdivision shall be proportionately increased, and conversely, if the Corporation at any time or from time to time after the Issuance Date combines the outstanding shares of Common
Stock into a smaller number of shares, the Class A Conversion
Ratio then in effect immediately before the combination shall be proportionately decreased. Any adjustment under this subsection





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(d) shall become effective at the close of business on the date the subdivision or combination becomes effective.

                  (e) Adjustment for Certain Dividends and Distributions. If the Corporation at any time or from time to time after the Issuance Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, then and in each such event the Class A Conversion Ratio then in effect shall be increased as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, by multiplying the Class A Conversion Ratio then in effect by a fraction
(1) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution, and (2) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date; provided, however, that, if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Class A Conversion Ratio shall be recomputed accordingly as of the close of business on such record date and thereafter the Class A Conversion Ratio shall be adjusted pursuant to this subsection (e) as of the time of actual payment of such dividends or distributions.

                  (f) Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time after the Issuance Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock, then and in each such event provision shall be made so that the holders of Class A Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Corporation which they would have received had their shares of Class A Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period subject to all other adjustments called for during such period under this
Section 9.

                  (g) Adjustment for Reclassification, Exchange and Sub-stitution. In the event that at any time or from time to time after the Issuance Date, the Common Stock issuable upon the conversion of the Class A Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise

(other than a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets, provided for elsewhere in this Section 9), then and in any such event each holder of Class A Preferred

Stock shall have the right thereafter to convert such Class A Preferred Stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change, by holders of the maximum number of shares of Common Stock into which such shares of Class A Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein.

                  (h) Reorganizations, Mergers, Consolidations or Sales of Assets. If at any time or from time to time after the Issuance Date there is a capital reorganization of the Common Stock (other than a recapitalization, subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Section 9) or a merger or consolidation of the Corporation with or into another corporation, or the sale of all or substantially all of the Corporation's properties and assets to any other person (other than as provided for in Section 6), then, as part of such reorganization, merger, consolidation or sale, provision shall be made so that the holders of the Class A Preferred Stock shall thereafter be entitled to receive upon conversion of the Class A Preferred Stock the number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock deliverable upon conversion would have been entitled on such capital reorganization, merger, consolidation or sale. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 9 with respect to the rights of the holders of the Class A Preferred Stock after the reorganization, merger, consolidation or sale to the end that the provisions of this Section 9 (includ-ing adjustment of the Class A Conversion Ratio then in effect and the number of shares purchasable upon conversion of the Class A Preferred Stock) shall be applicable after that event and be as nearly equivalent as may be practicable.

                  (i) Adjustment for Issuances. If at any time or from time to time after the Issuance Date, the Corporation shall issue or sell Common Stock or rights, options, warrants or other securities convertible into Common Stock, excluding those rights, options, warrants or other securities convertible into Common Stock outstanding as of the Issuance Date, at a price per share which is lower than both (A) the then effective Conversion Price and (B) the average closing bid price (as defined in Section 7(b)) for the thirty (30) consecutive trading days immediately prior to such issuance, then the conversion ratio shall be increased by multiplying the conversion ratio theretofore in effect by a fraction, of which the numerator shall be the number of shares of Common Stock outstanding immediately prior to the issuance of such shares, rights, options, warrants or convertible securities plus the number of additional shares of Common Stock offered for subscription or purchase, and of which the denominator shall be the number of shares of Common Stock outstanding immediately prior to the issuance of such rights, options, warrants or convertible securities plus the number of shares which the aggregate offering price of the total number of shares offered would purchase at the then effective Conversion Price, provided, however, that no such adjustment shall be made which results in a decrease in the conversion ratio. Such adjustment shall be made whenever such rights, options, warrants or convertible securities are issued, and shall become effective immediately and retroactive to the record date for the determination of stockholders entitled to receive such rights, options, warrants or convertible securities. Notwithstanding the foregoing, no adjustment will be required on account of (i) the exercise of any of the options presently outstanding under the Company's Amended and Restated 1993 Stock Option Plan (the "Plan") for officers, directors and certain other key personnel of the Company or (ii) the issuance or exercise of any other securities which may hereafter be granted or exercised under the Plan or under any other employee benefit plan of the Company.

                  (j) Adjustment for Distributions. If at any time or from time to time after the Issuance Date, the Corporation shall distribute to all or substantially all holders of its Common Stock evidences of its indebtedness or assets (excluding cash dividends or distributions out of earnings) or rights, options, warrants or convertible securities containing the right to subscribe for or purchase Common Stock (excluding those referred to in subparagraphs (f) and (i) above), then in each case the conversion ratio shall be increased by multiplying the conversion ratio theretofore in effect by a fraction, of which the numerator shall be the then Fair Value on the date of such distribution, and of which the denominator shall be such Fair Value on such date minus the then Fair Value (as so determined) of the portion of the assets or evidences of indebtedness so distributed or of such subscription rights, options, warrants or convertible securities applicable to one share, provided, however, that no such adjustment shall be made which results in a decrease in the conversion ratio. Such adjustment shall be made whenever any such distribution is made and shall become effective on the date of distribution retroactive to the record date for the determination of stockholders entitled to receive such distribution. "Fair Value" shall equal the average closing bid price for the thirty (30) consecutive trading days immediately prior to the date of distribution multiplied by the then current conversion ratio.

                  (k) Adjustment for Expirations. Upon the expiration of any rights, options, warrants or conversion privileges, the issuance of which necessitated an adjustment to the conversion ratio as set forth herein, if such shall not have been exercised, then the conversion ratio shall, upon such expiration, be readjusted and shall thereafter be such as it would have been had it been originally adjusted (or had the original adjustment not been required, as the case may be) on the basis of (A) the fact that Common Stock, if any, actually issued or sold upon the exercise of such rights, options, warrants or conversion privileges, and (B) the fact that such shares of Common Stock, if any, were issued or sold for the consideration actually received by the Corporation upon such exercise plus the consideration, if any, actually received by the Corporation for the issuance, sale or grant of all such rights, options, warrants or conversion privileges whether or not exercised.



                  (l) Certificate of Adjustment. In each case of an adjustment or readjustment of the Class A Conversion Ratio, the Corporation, at its expense, shall cause its Chief Financial Officer or Chief Accounting Officer to compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by certified mail, return receipt requested, postage prepaid, to each registered holder of the Class A Preferred Stock at the holder's address as shown in the Corporation's books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (1) the Class A Conversion Ratio at the time in effect and (2) the type and amount, if any, of other property which at the time would be received upon conversion of the Class A Preferred Stock.

                  (m) Notices of Record Date. In the event (i) that the Corporation fixes a date for determination of stockholders of record of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) of any capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation, any merger or consolidation of the Corporation with or into any other corporation or other entity, or any transfer of all or substantially all of the assets of the Corporation to any other person or entity or any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, the Corporation shall mail to each holder of Class A Preferred Stock at least thirty (30) days prior to the record date specified therein, or, if applicable, the effective date of such transaction or event specified therein, a notice specifying (1) the record date for the purpose of determining the stockholders who are entitled to receive such dividend or dis-tribution and a description of such dividend or distribution, (2) the date on which any such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up is expected to become effective, or (3) the date, if any, that is to be fixed, as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up.

                  (n) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Class A Preferred Stock. To the extent the amount of any share of Common Stock payable to any holder of Class A Preferred Stock does not equal an integral multiple of one share of Common Stock, such fractional share shall be rounded up to the next whole integral number of shares.

                  (o) Reservation of Common Stock Issuable Upon Conversion.

The Corporation shall at all times following the date which is ninety (90) days after the Issuance Date, reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Class A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Class A Preferred Stock.

                  (p) Notices. Any notice required or permitted by this Section 9 or any other provision hereof to be given shall be in writing and be deemed given upon the earlier of actual receipt or three (3) days after the same has been deposited in the United States mail, by certified or registered mail, return receipt requested, postage prepaid, and addressed (i) to each holder of record of Class A Preferred Stock at the address of such holder appearing on the books of the Corporation, or (ii) to the Corporation at 4 Science Park, New Haven, CT, 06511 or (iii) to the Corporation or any such holder, at any other address for the giving of notice specified in a written notice given to the other.

                  (q) Payment of Taxes. The Corporation will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Class A Preferred Stock, including, without limitation, any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Class A Preferred Stock so converted were registered.

                  (r) No Amendment or Impairment. The Corporation shall not amend its Restated Certificate of Incorporation or participate in any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the conversion rights of the holders of the Class A Preferred Stock against impairment.

                  Section 10. Restrictions and Limitations. So long as any shares of Class A Preferred Stock remain outstanding, the Corporation shall not, and shall not permit any Subsidiary to, without the vote or written consent by the holders of a Majority of the Class A Preferred Stock:

                  (a) Redeem, purchase or otherwise acquire for value, any share or shares of Class A Preferred Stock, otherwise than by redemption in accordance with Section 7 hereof, or any warrant, option or right to purchase any Class A Preferred Stock;

                  (b) Declare or pay any dividends on or declare or make any other distribution, direct or indirect (other than a dividend payable solely in shares of Common Stock), on account of the Junior Stock or set apart any sum for any such purpose;

                  (c) Increase (other than by redemption or conversion) the total number of authorized shares of Class A Preferred Stock;
or

                  (d) Take any action which would result in taxation of the holders of Class A Preferred Stock under Section 305 of the Internal Revenue Code of 1986 (or any comparable provision of the Internal Revenue Code of 1986 as hereafter from time to time amended).

                  Section 11. No Reissuance of Class A Preferred Stock. No share or shares of Class A Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued.

                  Section 12. Outstanding Shares. For purposes of this Certificate of Designations, all shares of Class A Preferred Stock shall be deemed outstanding except (i) from the date, or the deemed date, of surrender of certificates evidencing shares of Class A Preferred Stock, all shares of Class A Preferred Stock converted into Common Stock, (ii) from the date of registration of transfer, all shares of Class A Preferred Stock held of record by the Corporation or any subsidiary of the Corporation and (iii) any and all shares of Class A Preferred Stock held in escrow prior to delivery of such stock by the Corporation to the initial beneficial owners thereof.

                  Section 13. Status of Acquired Shares. Shares of Class A Preferred Stock received upon conversion pursuant to Section 9 or otherwise acquired by the Corporation will be restored to the status of authorized but unissued shares of Preferred Stock, without designation as to class, and may thereafter be issued, but not as shares of Class A Preferred
Stock.

                  Section 14. Preemptive Rights. The Class A Preferred Stock is not entitled to any preemptive or subscription rights in respect of any securities of the Corporation.

                  Section 15. Severability of Provisions. Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof. If a court of competent jurisdiction should determine that a provision hereof would be valid or enforceable if a period of time were extended or shortened or a particular percentage were increased or decreased, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.